FIRST AMENDMENT TO THE

SIXTH AMENDED AND RESTATED BYLAWS OF

CAMDEN PROPERTY TRUST

WHEREAS, Camden Property Trust (the “Trust”), has heretofore adopted the Sixth Amended and Restated Bylaws of Camden Property Trust (the “Bylaws”); and

WHEREAS, the Trust desires to amend the Bylaws as set forth herein.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.    Section 3.4(c) is amended and restated as set forth below, with bolded and double underlined
text reflecting new or additional text and ~~struck through~~ text reflecting deleted text.

“(c) To be in proper written form, a shareholder’s notice to the Secretary must set forth:

(i) as to each person whom the shareholder proposes to nominate for election or reelection as a Trust Manager (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Trust Manager in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including the Proposed Nominee’s written consent to being named in the proxy statement and any associated proxy card as a nominee and to serving as a Trust Manager, if elected);

(ii) as to any other business the shareholder proposes to bring before the meeting, a description of such business, the shareholder’s reasons for proposing such business at the meeting and any material interest in such business of such shareholder or any Shareholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the shareholder or the Shareholder Associated Person therefrom;

(iii) as to the shareholder giving the notice, any Proposed Nominee and any Shareholder Associated Person:

(A) the class, series and number of all shares of beneficial interest or other securities of the Trust or any affiliate thereof (collectively, the “Trust Securities”), if any, which are owned (beneficially or of record) by such shareholder, Proposed Nominee or Shareholder Associated Person, the date on which each such Trust Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such shares or other security) in any Trust Securities of any such person;
(B) the nominee holder for, and number of, any Trust Securities owned beneficially but not of record by such shareholder, Proposed Nominee or Shareholder Associated Person, whether and the extent to which such shareholder, Proposed Nominee or Shareholder Associated Person;

(C) directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six (6) months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of Trust Securities or (II) increase or decrease the voting power of such shareholder, Proposed Nominee or Shareholder Associated Person in the Trust or any affiliate thereof disproportionately to such person’s economic interest in the Trust Securities;

(D) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Trust), by security holdings or otherwise, of such shareholder, Proposed Nominee or Shareholder Associated Person, in the Trust or any affiliate thereof, other than an interest arising from the ownership of Trust Securities where such shareholder, Proposed Nominee or Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(E) any agreement, arrangement or understanding between such shareholder, on the one hand, and any Shareholder Associated Person, on the other hand, related to any subject matter that will be material in such shareholder’s solicitation of shareholders (including, without limitation, matters of social, labor, environmental and governance policy), regardless of whether such agreement, arrangement or understanding relates specifically to the Company;

(F) ~~any plans or proposals on the part of such shareholder or any Shareholder Associated Person to nominate directors at any other company with a class of securities registered pursuant to Section 12 of the Exchange Act, whether or not such trading in such securities has been suspended (a “Public Company”), within the next twelve (12) months;~~

[intentionally omitted]

(G) ~~any proposals or nominations submitted on behalf of such shareholder or any Shareholder Associated Person seeking to nominate directors at any other Public Company within the past thirty-six (36) months (whether or not such proposal or nomination was publicly disclosed);~~

[intentionally omitted]

(H) with respect to each Shareholder Associated Person, the information that would be disclosed with respect to them under Item 5(b) of Schedule 14A under the Exchange Act, assuming that each such Person was deemed a “participant” as defined in paragraphs (a)(ii), (iii), (iv), (v) and (vi) of Instruction 3 to Item 4 of Schedule 14A; and

(I) for such Proposed Nominee, a completed and certified Trust Manager and Officer questionnaire in the form then utilized by the Company for Trust Managers nominated by or at the direction of the Board of Trust Managers (or any duly authorized committee thereof) and such other information as may be reasonably requested by the Company to facilitate disclosure to shareholders of all material facts that, in the reasonable discretion of the Company, are relevant for shareholders to make an informed decision on the Trust Manager election proposal, including information regarding any Shareholder Related Person;

(iv) as to the shareholder giving the notice, any Shareholder Associated Person with an interest or ownership referred to in Sections 3.4(b) or (c) of these Bylaws and any Proposed Nominee, (A) the name and address of such shareholder, as they appear on the Trust’s share ledger, and the current name and business address, if different, of each such Shareholder Associated Person and any Proposed Nominee and (B) the investment strategy or objective, if any, of such shareholder and each such Shareholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such shareholder and each such Shareholder Associated Person;

(v) the name and address of any person who contacted or was contacted by the shareholder giving the notice or any Shareholder Associated Person about the Proposed Nominee or other business proposal; and

(vi) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the Proposed Nominee or the proposal of other business.

Such shareholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a written undertaking executed by the Proposed Nominee (i) that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Trust in connection with service or action as a Trust Manager, including, without limitation, voting on any matter (a “Voting Commitment”) or receiving compensation (a “Compensation Agreement”), which has not been disclosed to the Trust and (b) will serve as a Trust Manager if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Trust, upon request by the shareholder providing the notice, and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Trust Manager in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Trust are listed or over-the-counter market on which any securities of the Trust are traded).

Such shareholder’s notice also shall, except when submitted pursuant to Section 3.5, include a representation from such shareholder and it and any Shareholder Associated Person who intends to solicit proxies in support of any Proposed Nominee (such persons, the “Shareholder Solicitation Group”) will (i) solicit proxies from the holders of shares representing at least 67% of the voting power of the Common Shares entitled to vote on the election of Trust Managers in compliance with Regulation 14A (or any successor provision), (ii) use a color other than white for its proxy card, which is reserved solely for the Company, (iii) include a statement to that effect in such shareholder’s proxy statement and/or form of proxy, (iv) otherwise comply with Rule 14a-19 promulgated under the Exchange Act (or any successor provision), and (v) provide the Company no later than thirty (30) days prior to the applicable meeting (or any adjournment, postponement or rescheduling thereof) with reasonable documentary evidence (as determined by the Company or one of its representatives in good faith) the Shareholder Solicitation Group complied with such representations. Such shareholder shall notify the Company within ten (10) days in the event such shareholder no longer intends to solicit proxies in accordance with the foregoing. In the event a shareholder fails to comply with its representations given pursuant to the foregoing, such shareholder’s nomination will be declared defective and disregarded, with no vote taken with respect to such nomination (notwithstanding any proxies with respect to such nomination having been received by the Company).

If the Company receives proxies for disqualified or withdrawn nominees, such votes will be treated as abstentions.

Such shareholder shall promptly notify the Company of the revocation of the consent of any Proposed Nominee of such shareholder to being named in the proxy statement and any associated proxy card as a nominee and to serving as a Trust Manager (if elected) and such shareholder shall have no right to change its nominees after they are identified to the Company.

The chair of the applicable meeting shall have the power and obligation to determine whether any Trust Manager nomination was made in accordance with the notice requirements set forth in these Bylaws.

For purposes of this Section 3.4(c), “Shareholder Associated Person” of any shareholder means (i) any person acting in concert with such shareholder, (ii) any beneficial owner of shares of beneficial interest of the Trust owned of record or beneficially by such shareholder (other than a shareholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such shareholder or such Shareholder Associated Person, and “the date of the proxy statement” shall have the same meaning as “the date of the Trust’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time.

No person shall be eligible for election as a Trust Manager of the Trust unless nominated in accordance with the procedures set forth in this Section 3.4(c). If the presiding officer of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the presiding officer shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Notwithstanding anything in this Section 3.4(c) to the contrary, in the event that the number of Trust Managers to be elected to the Board of Trust Managers is increased and there is no public announcement of such action at least ninety (90) days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a shareholder’s notice required by this Section 3.4(c) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Trust not later than 5:00 p.m., Central Time, on the tenth (10th) day following the day on which such public announcement is first made by the Trust.”

IN WITNESS WHEREOF, the Trust has caused this Amendment to be execute in its name and on its behalf to be effective as of April 27, 2023.

CAMDEN PROPERTY TRUST, a Texas real estate
investment trust

By: /s/ Alexander J. Jessett
Alexander J. Jessett
Executive Vice President – Chief Financial
Officer and Assistant Secretary

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